Exhibit 99.1

News Release

LCA-Vision Second Quarter Results Feature Improved Conversion Metrics
 and Reduced Operating Loss

Additional cost reductions now provide sufficient financial resources to fund operations beyond 2012 at 61,000 procedures annually

CINCINNATI (July 27, 2010) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operational results for the three and six months ended June 30, 2010.

Second Quarter 2010 Operational and Financial Highlights (all comparisons are with the second quarter of 2009)
▪	Revenues were $26.3 million compared with $31.7 million; adjusted revenues were $24.7 million compared with $29.4 million.
▪	Procedure volume was 15,266 procedures (62 vision centers) compared with 17,864 procedures (71 vision centers) and 16,144 same-store procedures.
▪	Same-store revenues (62 vision centers) decreased 9.2%; adjusted same-store revenues decreased 7.3%.
▪
Operating loss was $5.4 million compared with operating loss of $11.8 million; adjusted operating loss was $6.8 million compared with adjusted operating loss of $13.9 million.  The significant improvement in operating loss and adjusted operating loss for the second quarter of 2010 reflected the impact from the closure of under-performing vision centers, a reduction in direct costs per vision center, and lower marketing and general and administrative expenses.  Included in the second quarter of 2010 results was $0.4 million in restructuring and impairment charges, compared with $1.6 million in restructuring and impairment charges in the second quarter of 2009.

▪	Net loss was $4.3 million, or $0.23 per share, compared with net loss of $6.9 million, or $0.37 per share.

First Half 2010 Operational and Financial Highlights (all comparisons are with the first half of 2009)
▪	Revenues were $60.3 million compared with $79.6 million; adjusted revenues were $57.0 million compared with $74.2 million.
▪	Procedure volume was 34,332 procedures compared with 45,723 procedures and 41,635 same-store procedures.
▪
Operating loss was $6.1 million compared with operating loss of $16.0 million; adjusted operating loss was $9.0 million compared with adjusted operating loss of $20.8 million.  The $9.9 million improvement in operating loss for the first half of 2010 was a result of the closure of under-performing vision centers, lower direct costs per vision center, lower marketing expense, lower general and administrative expense, and less restructuring, impairment and consent revocation charges.  Direct costs per center were $70,000 per month for the first half of 2010 compared with $80,000 per month for the same period of 2009.  Marketing cost per eye decreased to $413 for the first half of 2010 from $492 for the same period last year.

▪	Net loss was $4.9 million, or $0.26 per share, compared with net loss of $9.7 million, or $0.52 per share.
▪	Cash and investments were $59.8 million at June 30, 2010, compared with $54.6 million at December 31, 2009.

Since the first quarter of 2007, LCA-Vision has provided both adjusted revenues and operating losses as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties.  A reconciliation of revenues and operating losses as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release.  Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“Despite continued low consumer confidence and cautious discretionary spending that continues to adversely impact our business, we are reporting improved performance for the second quarter,” said LCA-Vision Chief Financial Officer Michael J. Celebrezze.  “We reduced our operating loss as a result of actions to conserve cash and align expenses with anticipated demand.  We also generated $4.4 million in cash from operations during the quarter, which included the receipt of an $11.8 million tax refund related to the utilization of net operating losses generated in 2009.  Our cash and investment balances improved to approximately $60 million as of June 30, 2010, an increase of more than $5 million since December 31, 2009.

“We continue to evaluate all aspects of our operations to support our objective of managing them effectively.  As a result of our evaluation, we will be closing our vision center in Birmingham, Alabama.   In addition, we recorded contract termination costs resulting from the closure of our licensed operation in Savannah, Georgia because that location was unable to develop business sufficient to support the combined operation.  The licensing arrangement in Oklahoma City is progressing well, and we continue to believe this type of arrangement could play a role in our future expansion plans,” he added.

Chief Operating Officer David L. Thomas commented, “We are reporting improvements in our year-over-year and sequential-quarter appointment show rate, conversion rate and treatment show rate.  Importantly, our second quarter operations yield, which measures our ability to convert the initial call to a treated patient, was higher than any quarter in the past three years.  Marketing spend per procedure in the second quarter of 2010 was $415, compared with $413 in the first quarter of 2010 and $531 in the second quarter of last year, as we held our quarterly marketing expenses to $6.3 million in our attempt to match spending with perceived consumer demand.

“We attracted increased traffic at our LasikPlus® vision centers during the second quarter through a network-wide 15% discount on procedure pricing.  As anticipated, this discount together with our strong managed-care business reduced adjusted price per procedure to $1,619, down $75 from the first quarter of 2010 and down $26 from the second quarter of 2009.

“We began rolling out our new ‘Life in Focus’ marketing campaign late in July.  This campaign is targeting demographic audiences we believe are most likely to be near-term candidates for laser vision correction surgery and clearly differentiates LasikPlus® from other laser vision correction providers.  We also continue to focus systematically on additional results-oriented measures to improve patient acquisition and operational efficiencies, as well as to enhance our patients’ experience – all of which are aimed at supporting our business in the present environment while building a foundation for a strong future.”

Near-term Financial Outlook
LCA-Vision intends to continue managing cash flow conservatively in 2010.  The company provided its plans and outlook for the year, as follows:
▪	The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo new center opening program when market conditions improve.
▪	The company will continue managing general and administrative expenses aggressively, which it expects will decline between 5% and 10% in 2010 from 2009.

▪	The company expects direct costs per center to decline in excess of 10% in 2010 from 2009.
▪	The company expects marketing and advertising spend for the 2010 third quarter to range from $6 million to $7 million.
▪	The company expects capital expenditures of $1.2 million in 2010 for vision center renovations and equipment replacement.
▪	The company anticipates an effective tax rate of approximately 1% for 2010 driven in part by a full valuation allowance on net deferred tax assets.

As a result of aggressive efforts to reduce costs, the company’s improved cash position and a reduction in the number of vision centers, LCA-Vision has revised its estimated number of procedures companywide required for breakeven cash flow, after capital expenditures and debt service, to approximately 85,000 per year, compared with 95,000 previously.  The company now believes that it has sufficient cash and investments to fund its business beyond 2012 if it performs at least 61,000 procedures annually, compared with 65,000 previously.  The number of procedures per vision center required to reach breakeven remains at 95 per month.

The company has placed its priorities on cash conservation, organizational development, and patient acquisition and retention.  The company also is evaluating opportunities for business expansion that could facilitate growth.  These opportunities include additional service and product options that both complement LCA-Vision’s existing business and heighten the company’s involvement in the eye care sector.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (United States and Canada) or 706-643-6246 (international callers).  The webcast will be available at the investor relations section of LCA-Vision’s website.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 800-642-1687 (United States and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 804 159 06.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties.  The forward-looking statements in this release are based on information available to the company as of the date hereof.  Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business.  In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business, including, without limitation, the successful execution of marketing strategies cost effectively to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract new patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the worsening consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the FDA’s advisory board on ophthalmic devices is currently reviewing concerns about post-LASIK quality of life matters, and the FDA has planned a major new study on LASIK outcomes and quality of life that is expected to end in 2012.  The FDA or another agency could take legal or regulatory action against us or others in the laser vision correction industry.  The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK.  In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.  Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 62 LasikPlus® fixed-site laser vision correction centers in 29 states and 45 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment; Building Relationships for a Lifetime.

For Additional Information
Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues - Laser refractive surgery	$26,290	$31,681	$60,303	$79,602

Operating costs and expenses
Medical professional and license fees	6,102	6,987	14,440	17,762
Direct costs of services	12,777	17,269	25,891	35,085
General and administrative expenses	3,643	4,452	7,432	8,869
Marketing and advertising	6,330	9,485	14,197	22,511
Depreciation	2,454	3,768	4,996	8,127
Consent revocation solicitation charges	-	-	-	804
Impairment charges	87	1,203	87	1,189
Restructuring charges	311	351	648	1,266
	31,704	43,515	67,691	95,613
Gain on sale of assets	18	20	1,311	22

Operating loss	(5,396)	(11,814)	(6,077)	(15,989)

Equity in earnings from unconsolidated businesses	-	48	25	75
Net investment income	1,145	633	1,296	455

Loss before taxes on income	(4,251)	(11,133)	(4,756)	(15,459)

Income tax expense (benefit)	36	(4,246)	96	(5,728)

Net loss	$(4,287)	$(6,887)	$(4,852)	$(9,731)

Loss per common share
Basic	$(0.23)	$(0.37)	$(0.26)	$(0.52)
Diluted	$(0.23)	$(0.37)	$(0.26)	$(0.52)

Weighted average shares outstanding
Basic	18,678	18,590	18,656	18,576
Diluted	18,678	18,590	18,656	18,576

LCA-Vision Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$26,303	$24,049
Short-term investments	31,467	28,455
Patient receivables, net of allowance for doubtful accounts of $1,972 and $1,645	3,032	4,562
Other accounts receivable, net	2,508	2,002
Assets held for sale	405	1,031
Prepaid professional fees	526	615
Prepaid income taxes	694	12,270
Deferred compensation plan assets	-	400
Prepaid expenses and other	4,878	5,582

Total current assets	69,813	78,966

Property and equipment	79,898	79,993
Accumulated depreciation and amortization	(58,835)	(53,995)
Property and equipment, net	21,063	25,998

Long-term investments	1,981	2,090
Patient receivables, net of allowance for doubtful accounts of $494 and $674	575	854
Investment in unconsolidated businesses	160	137
Other assets	3,975	4,590

Total assets	$97,567	$112,635

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$5,350	$6,504
Accrued liabilities and other	11,372	11,581
Deferred revenue	5,262	6,151
Deferred compensation liability	-	400
Debt obligations maturing in one year	3,696	3,998

Total current liabilities	25,680	28,634

Long-term rent obligations and other	2,244	2,395
Long-term debt obligations (less current portion)	6,353	9,145
Insurance reserve	8,102	9,154
Deferred license fee	3,747	4,428
Deferred revenue	5,445	7,852

Stockholders' investment
Common stock ($.001 par value; 25,291,637 and 25,287,387 shares and
18,702,525 and 18,619,185 shares issued and outstanding, respectively)	25	25
Contributed capital	174,940	174,325
Common stock in treasury, at cost (6,589,112 shares and 6,668,202 shares)	(114,099)	(114,668)
Retained deficit	(15,342)	(9,729)
Accumulated other comprehensive income	472	1,074
Total stockholders' investment	45,996	51,027

Total liabilities and stockholders' investment	$97,567	$112,635

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six months ended June 30,
	2010	2009

Cash flow from operating activities:
Net loss	$(4,852)	$(9,731)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,996	8,127
Provision for loss on doubtful accounts	1,136	1,957
(Gain) loss on sale of investments	(994)	365
Impairment charges	87	1,103
Gain on sale of assets	(1,311)	(19)
Non cash restructuring charge	377	774
Deferred income taxes	368	(265)
Stock-based compensation	602	568
Insurance reserve	(1,052)	425
Equity in earnings of unconsolidated affiliates	(25)	(75)
Changes in operating assets and liabilities:
Patient accounts receivable	831	1,394
Other accounts receivable	(111)	413
Prepaid income taxes	11,576	3,094
Prepaid expenses and other	704	880
Accounts payable	(1,154)	146
Deferred revenue, net of professional fees	(2,966)	(4,818)
Accrued liabilities and other	(769)	8,184

Net cash provided by operations	7,443	12,522

Cash flow from investing activities:
Purchases of property and equipment	(144)	(178)
Proceeds from sale of assets	1,234	20
Purchases of investment securities	(203,256)	(153,617)
Proceeds from sale of investment securities	200,313	153,900
Other, net	(7)	34

Net cash (used in) provided by investing activities	(1,860)	159

Cash flow from financing activities:
Principal payments of capital lease obligations and loan	(3,094)	(5,237)
Shares repurchased for treasury stock	(192)	(36)
Exercise of stock options	13	2

Net cash used in financing activities	(3,273)	(5,271)

Net effect of exchange rate changes on cash and cash equivalents	(56)	209

Increase in cash and cash equivalents	2,254	7,619

Cash and cash equivalents at beginning of period	24,049	23,648

Cash and cash equivalents at end of period	$26,303	$31,267

LCA-Vision Inc.
Effect of the Change in Accounting for Deferred Revenues on Financial Results
(Dollars in thousands)
(Unaudited)

To supplement its Condensed Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income.  Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues

Reported U.S. GAAP	$26,290	$31,681	$60,303	$79,602
Adjustments
Amortization of prior deferred revenue	(1,582)	(2,294)	(3,295)	(5,353)
Adjusted revenues	$24,708	$29,387	$57,008	$74,249

Operating Loss

Reported U.S. GAAP	$(5,396)	$(11,814)	$(6,077)	$(15,989)
Adjustments
Amortization of prior deferred revenue	(1,582)	(2,294)	(3,295)	(5,353)
Amortization of prior professional fees	158	229	329	535
Adjusted operating loss	$(6,820)	$(13,879)	$(9,043)	$(20,807)

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